                                                               EXHIBIT 2

                ==============================================

                          AGREEMENT AND PLAN OF MERGER

                                     among

                               MERCK & CO., INC.

                              PV ACQUISITION CORP.

                                      and

                        PROVANTAGE HEALTH SERVICES, INC.


                                  dated as of

                                  May 4, 2000

                ==============================================

                               TABLE OF CONTENTS


                                                                                   Page
                                                                                   ----
ARTICLE 1  OFFER.................................................................  2
     Section 1.01. The Offer.....................................................  2
     Section 1.02. Company Actions...............................................  4
     Section 1.03. Directors of the Company......................................  5

ARTICLE 2  THE MERGER............................................................  6
     Section 2.01. The Merger....................................................  6
     Section 2.02. Closing.......................................................  6
     Section 2.03. Effective Time................................................  6
     Section 2.04. Effects of the Merger.........................................  6
     Section 2.05. Certificate of Incorporation and Bylaws.......................  6
     Section 2.06. Directors and Officers........................................  7
     Section 2.07. Conversion of Shares..........................................  7
     Section 2.08. Dissenting Shares.............................................  7
     Section 2.09. Payments for Shares...........................................  8
     Section 2.10. Stock Option and Other Plans..................................  9

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY........ 10
     Section 3.01. Corporate Existence and Power................................. 10
     Section 3.02. Corporate Authority........................................... 10
     Section 3.03. Governmental Authorization.................................... 11
     Section 3.04. Non-contravention............................................. 11
     Section 3.05. Offer Documents; Proxy Statement; Schedule 14D-9.............. 11
     Section 3.06. Financing..................................................... 12
     Section 3.07. Finders' Fees................................................. 12
     Section 3.08. Delaware Law.................................................. 12

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF THE COMPANY ........................ 12
     Section 4.01. Corporate Existence and Power................................. 12
     Section 4.02. Corporate Authority........................................... 13
     Section 4.03. Governmental Authorization.................................... 13
     Section 4.04. Non-contravention............................................. 13
     Section 4.05. Capitalization................................................ 14
     Section 4.06. Subsidiaries.................................................. 15
     Section 4.07. Company SEC Documents and Financial Statements................ 15
     Section 4.08. Schedule 14D-9; Offer Documents; and Proxy Statement.......... 16
     Section 4.09. Absence of Certain Changes.................................... 16
     Section 4.10. Litigation.................................................... 17
     Section 4.11. Proprietary Rights............................................ 17
     Section 4.12. Benefit Plans; ERISA.......................................... 17
     Section 4.13. Environmental Matters......................................... 19
     Section 4.14. Taxes......................................................... 19
     Section 4.15. Certain Approvals............................................. 20



     Section 4.16. Opinion of Financial Advisor.................................. 20
     Section 4.17. Rights Plan................................................... 20
     Section 4.18. Fees and Commissions.......................................... 20
     Section 4.19. Compliance; Permits........................................... 20
     Section 4.20. Contracts..................................................... 20
     Section 4.21. Affiliate Transactions........................................ 21
     Section 4.22. Working Capital............................................... 21

ARTICLE 5  COVENANTS............................................................. 22
     Section 5.01. Conduct of Business of the Company............................ 22
     Section 5.02. Acquisition Proposals......................................... 22
     Section 5.03. Access to Information......................................... 23
     Section 5.04. Commercially Reasonable Efforts............................... 25
     Section 5.05. Indemnification Exculpation and Insurance..................... 25
     Section 5.06. Employee Plans and Benefits and Employment Contracts.......... 27
     Section 5.07. Meeting of the Company's Stockholders......................... 29
     Section 5.08. De-registration............................................... 30
     Section 5.09. Certain Actions............................................... 31
     Section 5.10. Affiliate Transactions........................................ 31
     Section 5.11. Public Announcements.......................................... 32
     Section 5.12. Performance by Merger Subsidiary.............................. 32

ARTICLE 6  CONDITIONS TO THE MERGER.............................................. 33
     Section 6.01. Conditions to Each Party's Obligation to Effect the Merger.... 33

ARTICLE 7  TERMINATION; AMENDMENT; WAIVER........................................ 33
     Section 7.01. Termination................................................... 33
     Section 7.02. Effect of Termination......................................... 33
     Section 7.03. Amendment..................................................... 34
     Section 7.04. Extension; Waiver............................................. 35
     Section 7.05. Procedure for Termination, Extension or Waiver................ 36

ARTICLE 8  MISCELLANEOUS......................................................... 36
     Section 8.01. Non-Survival of Representations and Warranties................ 36
     Section 8.02. Entire Agreement; Assignment.................................. 36
     Section 8.03. Validity...................................................... 38
     Section 8.04. Notices....................................................... 38
     Section 8.05. Governing Law................................................. 38
     Section 8.06. Jurisdiction.................................................. 38
     Section 8.07. Descriptive Headings.......................................... 38
     Section 8.08. Parties in Interest........................................... 38
     Section 8.09. Counterparts.................................................. 38
     Section 8.10. Fees and Expenses............................................. 38
     Section 8.11. Enforcement of Agreement...................................... 39
     Section 8.12. Waiver of Jury Trial.......................................... 39
     Section 8.13. Certain Definitions........................................... 39

                          AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER (the "Agreement'), dated as of May 4, 2000, among Merck & Co., Inc., New Jersey corporation ("Parent"), PV Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Merger Subsidiary"), and ProVantage Health Services, Inc., a Delaware corporation (the "Company").

          WHEREAS, the Boards of Directors of Parent, Merger Subsidiary and the Company deem it advisable and in the best interests of their respective stockholders that Parent acquire the Company upon the terms and subject to the conditions provided for in this Agreement;

          WHEREAS, in furtherance thereof, it is proposed that the acquisition be accomplished by Merger Subsidiary commencing a cash tender offer (as it may be amended from time to time as permitted by this Agreement, the "Offer") to purchase all of the issued and outstanding shares of common stock, par value $.01 per share, of the Company (the "Common Stock"), and the associated Rights (as defined in Section 4.05) (the shares of Common Stock and any associated Rights are referred to herein as "Shares"), for $12.25 per Share (such amount or any greater amount per Share paid pursuant to the Offer being hereinafter referred to as the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, the Board of Directors of the Company has approved the Offer and the Merger and resolved to recommend that holders of Shares tender their Shares pursuant to the Offer and approve and adopt this Agreement and the Merger;

          WHEREAS, the Boards of Directors of Parent (on its own behalf and as the sole stockholder of Merger Subsidiary), Merger Subsidiary and the Company have each approved this Agreement and the merger of Merger Subsidiary with and into the Company (the "Merger") in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), in the case of each of the Company and Merger Subsidiary, and in accordance with the New Jersey Business Corporation Act, in the case of Parent, and upon the terms and conditions set forth in this Agreement;

          WHEREAS, Parent has required, as a condition to its willingness to enter into this Agreement, that SKO Holdings, Inc., a wholly-owned subsidiary of ShopKo Stores, Inc. (collectively, the "Majority Stockholder"), enter into a Stockholder Agreement (the "Stockholder Agreement") with Parent, substantially in the form attached hereto as Exhibit A, concurrently with the execution of this Agreement;

          WHEREAS, Parent has required, as a condition to its willingness to enter into this Agreement, that the Majority Stockholder enter into a letter with the Company, providing for certain changes in their existing contractual arrangements upon the Majority Shareholder ceasing to own a majority of the outstanding Common Stock (the "Side Letter"); and

          WHEREAS, Parent has required, as a condition to its willingness to enter into this Agreement, that Merck-Medco Managed Care, L.L.C. enter into new employment contacts (the

"Employment Contracts") with certain employees, providing for the terms and conditions of their employment with Merck-Medco Managed Care, L.L.C. after the consummation of the Offer.

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Subsidiary and the Company agree as follows:

                                   ARTICLE 1

                                     OFFER

          Section 1.01.  The Offer.
                         ---------

          (a) Within a reasonable period of time after the date of the execution of this Agreement, Parent shall cause Merger Subsidiary to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), and Merger Subsidiary shall commence, the Offer. Parent shall use its best efforts to cause Merger Subsidiary to commence the Offer no later than the fifth business day after the execution of this Agreement. The obligation of Merger Subsidiary to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to only those conditions set forth in Annex A (any of which may be waived by Merger Subsidiary in its sole discretion; provided, however, that, without the consent of the Company, except as contemplated by Section 1.01(e), Merger Subsidiary shall not waive the Minimum Tender Condition (as defined in Annex A)). Subject to the terms of the Offer and this Agreement and the satisfaction or earlier waiver of all the conditions of the Offer set forth in Annex A as of any expiration date of the Offer, Merger Subsidiary shall accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after it is permitted to do so under applicable law.

          (b) As soon as practicable on the date of commencement of the Offer, Parent and Merger Subsidiary shall file with the Securities and Exchange Commission (the "SEC") with respect to the Offer a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO"), which will comply in all material respects with the provisions of applicable federal securities laws and will contain an offer to purchase relating to the Offer (the "Offer to Purchase") and forms of related letters of transmittal and summary advertisement (which documents, together with any supplements or amendments thereto, are referred to herein collectively as the "Offer Documents"). Parent and Merger Subsidiary shall make all filings required by applicable state law relating to the Offer (the "State Filings") as and when required by applicable state law. Parent and Merger Subsidiary will deliver copies of the proposed forms of the Schedule TO, the Offer Documents and the State Filings (as well as any change thereto) to the Company within a reasonable time prior to the commencement of the Offer for prompt review and comment by the Company and its counsel. Parent and Merger Subsidiary will provide the Company and its counsel in writing any comments that Merger Subsidiary, Parent or their counsel may receive from the SEC or its staff or any applicable state authority with respect to the Offer Documents or the State Filings promptly after the receipt thereof. Parent and Merger Subsidiary shall promptly correct any information in the Schedule TO, the Offer Documents or the State Filings that shall have become false or misleading in any material respect and take all steps necessary to cause such Schedule TO, Offer Documents or State Filings as so corrected to be filed with the SEC and any applicable state authority and disseminated to the stockholders of the Company, as and to the extent required by applicable law. Parent and Merger Subsidiary will provide copies of any amendments or supplements to the Offer Documents, the Schedule TO or the State Filings prior to any filing of such amendments or supplements with the SEC or any applicable state authority in order to provide the Company and its counsel with a reasonable opportunity to review and comment.

          (c) Each of Parent and Merger Subsidiary expressly reserves the right to modify the terms of the Offer, except that neither Parent nor Merger Subsidiary shall, without the prior written consent of the Company, decrease the price per Share payable in the Offer, change the form of consideration payable in the Offer, decrease the number of Shares sought pursuant to the Offer (except as contemplated by Section 1.01(e)), change or modify the conditions to the Offer in a manner adverse to the Company or holders of Shares, impose additional conditions to the Offer, or amend any term of the Offer in any manner adverse to the Company or holders of Shares. Notwithstanding the foregoing, Merger Subsidiary, without the consent of the Company, (i) shall extend the Offer, if at the then scheduled expiration date of the Offer any of the conditions to Merger Subsidiary's obligation to accept for payment and pay for Shares shall not have been satisfied, until such time as such condition is satisfied, if such condition may in the reasonable judgment of Merger Subsidiary be satisfied in a time period reasonable for such satisfaction, and (ii) may extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer. Each extension, if any, of the Offer pursuant to clause (i) of the preceding sentence shall not exceed the lesser of ten business days or such fewer number of days that Merger Subsidiary reasonably believes are necessary to cause the conditions of the Offer set forth in Annex A to be satisfied. Merger Subsidiary may provide for a "subsequent offering period" in accordance with Rule 14d-11 under the Exchange Act with the prior consent of the Company (such consent not to be unreasonably withheld). Notwithstanding the foregoing, Merger Subsidiary shall have no obligation to extend the Offer if the condition to the Offer set forth in Section (c)(x) of the Annex A is not satisfied at the scheduled expiration date of the Offer.

          (d) On or prior to the date that Merger Subsidiary becomes obligated to accept for payment and pay for Shares pursuant to the Offer, Parent will provide or cause to be provided to Merger Subsidiary the funds necessary to pay for all Shares that Merger Subsidiary becomes obligated to accept for payment and pay for pursuant to the Offer.

          (e) Notwithstanding anything to the contrary in this Agreement, Merger Subsidiary may waive the Minimum Tender Condition (as defined in Annex A) without the consent of the Company as long as Merger Subsidiary is permitted by applicable law to and does exercise the Option (as defined in the Stockholder Agreement) immediately following the consummation of the Offer and acquires title to all of the Shares subject thereto and thereafter promptly consummates the Merger.

          (f) The parties hereby agree that the initial scheduled expiration date of the Offer shall be June 14, 2000. The parties further agree that any extension of the expiration date of the Offer shall result in the Offer expiring on the twelfth business day after the end of a Company

Fiscal Period. For purposes of this Agreement, Company Fiscal Period shall mean any of April 29, 2000; May 27, 2000; July 1, 2000; July 29, 2000; August 26,
2000; September 30, 2000; October 28, 2000; November 25, 2000; or December 30, 2000.

          Section 1.02.  Company Actions.
                         ---------------

          (a) The Company hereby consents to the Offer and represents that the Company's Board of Directors, at a meeting duly called and held, has adopted resolutions approving the Offer, the Merger and this Agreement, determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending acceptance of the Offer and approval of the Merger and this Agreement by the stockholders of the Company; provided, however, that the Board of Directors of the Company may modify, withdraw or change such recommendation solely to the extent that the Company and the Board of Directors are permitted to do so under Section 5.02 of this Agreement. Subject to the foregoing and Section 5.02, the Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company's Board of Directors described in this Section.

          (b) The Company will file with the SEC on the date of the commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing such recommendations of the Board in favor of the Offer and the Merger; provided, however, that the Board of Directors of the Company may modify, withdraw or change such recommendation solely to the extent that the Board of Directors and the Company are permitted to do so under Section 5.02 of this Agreement. The Company will deliver the proposed forms of the Schedule 14D-9 and the exhibits thereto to Parent within a reasonable time prior to the commencement of the Offer for prompt review and comment by Parent and its counsel. Parent and its counsel shall be given a reasonable opportunity to review any amendments and supplements to the Schedule 14D-9 prior to their filing with the SEC or dissemination to stockholders of the Company. The Company will provide Parent and its counsel in writing any comments that the Company or its counsel may receive from the SEC or its staff with respect to the
Schedule 14D-9 promptly after receipt thereof, and shall disseminate the
Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act.
The Company shall promptly correct any information in the Schedule 14D-9 that shall have become false or misleading in any material respect and take all steps necessary to cause such Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the stockholders of the Company, as and to the extent required by applicable federal securities laws.

          (c) In connection with the Offer, the Company shall furnish to, or cause to be furnished to, Parent mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders and non-objecting beneficial owners of the Shares as of a recent date and shall furnish Parent with such information and assistance as Parent or its agents may reasonably request in communicating the Offer to the stockholders of the Company. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Merger Subsidiary shall, and shall cause each of their affiliates to, hold the information contained in any of such labels and lists in confidence, use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, promptly deliver to the Company all copies of such information, labels, listings and files or extracts therefrom then in their possession, in the possession of their agents or representatives or under their control.

          Section 1.03.  Directors of the Company. Promptly upon the acceptance
                         ------------------------
for payment of and payment for any Shares by Merger Subsidiary pursuant to the Offer (and, to the extent the Minimum Tender Condition is waived pursuant to Section 1.01(e), the exercise of the Option as contemplated by Section 1.01(e)), Merger Subsidiary shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Merger Subsidiary, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of (a) the number of directors on the Board of Directors of the Company and (b) the percentage that such number of votes represented by Shares so purchased and Shares otherwise held by Parent and its affiliates, if any, bears to the number of votes represented by Shares outstanding, and the Company shall at such time, subject to applicable law, cause Merger Subsidiary's designees to be so elected by its existing Board of Directors. Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the information statement (the "Information Statement") containing the information required by Section 14(f) of the Exchange Act and Rule 14(f)-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the
Schedule 14D-9 (provided that Parent and Merger Subsidiary shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Merger Subsidiary's designees). In connection with the foregoing, the Company will, subject to applicable law, promptly either increase the size of the Board of Directors of the Company and/or obtain the resignation of such number of its current directors as is necessary to enable Merger Subsidiary's designees to be elected or appointed to the Company's Board of Directors as provided above; provided, however, that prior to the Effective Time (as defined in Section 2.03) the Board of Directors of the Company shall always have at least two (2) members who are neither officers, directors, stockholders or designees of Merger Subsidiary or any of its affiliates ("Merger Subsidiary Insiders") and each committee of the Board of Directors of the Company shall have at least one (1) member who is not a Merger Subsidiary Insider. If the number of directors who are not Merger Subsidiary Insiders is reduced below two (2) for any reason prior to the Effective Time, then the remaining director who is not a Merger Subsidiary Insider shall be entitled to designate a person to fill such vacancy who is not a Merger Subsidiary Insider and who shall be a director not deemed to be a Merger Subsidiary Insider for all purposes of this Agreement. Following the election of Merger Subsidiary's designees to the Company's Board of Directors pursuant to this Section 1.03 and prior to the Effective Time (i) any amendment or termination of this Agreement by the Company, (ii) any extension or waiver by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Subsidiary under this Agreement or (iii) any waiver of the Company's rights hereunder shall, in any such case, require the concurrence of a majority of the directors of the Company then in office who are not Merger Subsidiary Insiders.

                                   ARTICLE 2


                                   THE MERGER

          Section 2.01.  The Merger. Upon the terms and subject to the
                         ----------
conditions hereof, and in accordance with the relevant provisions of the DGCL, Merger Subsidiary shall be merged with and into the Company as soon as practicable following the satisfaction or waiver of the conditions set forth in
Article 6. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall continue its existence under the laws of the State of Delaware, and the separate corporate existence of Merger Subsidiary shall cease.

          Section 2.02.  Closing. The closing of the Merger (the "Closing") will
                         -------
take place at 9:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article 6, unless another time or date, or both, are agreed to in writing by the parties hereto. The Closing will be held at the offices of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin, unless another place is agreed to by the parties.

          Section 2.03.  Effective Time. Upon the terms and subject to the
                         --------------
conditions hereof, as soon as possible after consummation of the Offer and, to the extent required by the DGCL, after the vote of the stockholders of the Company in favor of the approval of the Merger and this Agreement has been obtained, the Merger shall be consummated by filing with the Secretary of State of the State of Delaware, as provided in the DGCL, a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") and the parties hereto shall make all other filings or recordings required under the DGCL (the later of the time of such filing or the time specified in the Certificate of Merger being the "Effective Time").

          Section 2.04.  Effects of the Merger. The Merger shall have the
                         ---------------------
effects set forth in Section 259 of the DGCL. As of the Effective Time, the Company, as the Surviving Corporation, shall be a wholly-owned subsidiary of Parent.

          Section 2.05.  Certificate of Incorporation and Bylaws.
                         ---------------------------------------

          (a) The certificate of incorporation of Merger Subsidiary in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter") from and after the Effective Time; provided, however, that Article FIRST of the Charter shall be amended to provide that the name of the Surviving Corporation shall be the name of the Company and as so amended shall be the Charter until amended in accordance with applicable law and this Agreement.

          (b) The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law and this Agreement.

          Section 2.06.  Directors and Officers. The directors of Merger
                         ----------------------
Subsidiary and the officers of the Company immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their respective successors are duly elected and qualified.

          Section 2.07.  Conversion of Shares. At the Effective Time, by virtue
                         --------------------
of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any of the following securities:

          (a) each Share held by the Company as treasury stock and each issued and outstanding Share owned by Parent, Merger Subsidiary or any other subsidiary of Parent shall be cancelled and retired and no payment made with respect thereto;

          (b) each issued and outstanding Share, other than those Shares referred to in Section 2.07(a) or Dissenting Shares (as defined in Section 2.08), shall be converted into the right to receive from the Surviving Corporation an amount of cash equal to the Offer Price (the "Merger Consideration"); and

          (c) each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

          Section 2.08.  Dissenting Shares. Notwithstanding anything in this
                         -----------------
Agreement to the contrary, any issued and outstanding Shares held by a Person (a "Dissenting Stockholder") who does not vote in favor of the Merger and complies with all the provisions of Delaware law concerning the right of holders of Shares to require appraisal of their Shares ("Dissenting Shares") shall not be converted as described in Section 2.07(b), but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware. If, after the Effective Time, such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses such Dissenting Stockholder's right of appraisal, in any case pursuant to the DGCL, such Dissenting Stockholder's Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent (a) prompt notice of any demands for appraisal of Shares received by the Company and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

          Section 2.09.  Payments for Shares.
                         -------------------

          (a) Prior to the commencement of the Offer, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange agent for the Offer and the Merger (the "Exchange Agent"). Parent will enter into an exchange agent agreement with the Exchange Agent, in form and substance reasonably acceptable to the Company, and shall deposit or cause to be deposited with the Exchange Agent in trust for the benefit of the Company's stockholders cash at such times as shall be necessary to make the payments pursuant to the Offer and Section 2.07 to holders of Shares (such amounts being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Exchange Fund.

          (b) Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates") a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificate or payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be paid in exchange therefor cash in an amount equal to the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration, less any applicable withholding taxes, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or established to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.09, each Certificate (other than Certificates representing Shares owned by Parent, Merger Subsidiary or any other subsidiary of Parent or Dissenting Shares) shall represent for all purposes only the right to receive the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.

          (c) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for cash as provided in this Section 2.09.

          (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for twelve months after the Effective Time shall be repaid to the Surviving Corporation. Any stockholders of the Company who have not theretofore complied with this Section 2.09 shall thereafter look only to Parent and the Surviving Corporation for payment of their claim for the Merger Consideration per Share, without any interest thereon.

          (e) To the fullest extent permitted by applicable law, none of Parent, Merger Subsidiary, the Company or the Exchange Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (f) In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Shares shall have been changed into a different number of Shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration shall be appropriately adjusted.

          Section 2.10.  Stock Option and Other Plans.
                         ----------------------------

          (a) Effective as of the Effective Time, Parent shall assume each outstanding option to acquire Common Stock (each, a "Company Option"), under any stock option or similar plan of the Company (each, a "Stock Plan") in accordance with this Section 2.10 and with the terms of the Stock Plan under which such Company Option was granted and the stock option agreement by which such Company Option is evidenced. Parent acknowledges and agrees that each Company Option, to the extent currently not exercisable, will become exercisable in accordance with its terms upon the acceptance for payment of and payment for the Shares by Merger Subsidiary pursuant to the Offer and, if applicable, the exercise of the Option as contemplated by Section 1.01(e). The proceeds from the exercise of any Company Option shall be excluded from the calculation of Company Net Working Capital.

          (b) Effective as of the Effective Time, each Company Option shall be deemed to constitute an option (a "New Parent Option") to purchase, on the same terms and conditions as were applicable to such Company Option, the number of shares of Parent common stock (rounded to the nearest whole number) equal to the product of (A) and (B), where (A) is the number of shares of Common Stock subject to such Company Option and (B) is the Offer Price divided by the average of the closing sales prices of Parent common stock on the New York Stock Exchange for the ten (10) consecutive days immediately prior to and including the day preceding the Effective Time, at an exercise price per share of Parent common stock (rounded to the nearest whole cent) equal to (x) divided by (y), where (x) is the aggregate exercise price for the shares of Common Stock subject to such Company Option and (y) is the aggregate number of shares of Parent common stock purchasable pursuant to the New Parent Option (as calculated immediately above); provided, however, that in the case of any Company Option to which Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), applies, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.
At or prior to the Effective Time, the Company shall take all necessary actions to permit the assumption of the unexercised Company Options by Parent pursuant to this Section. Section 2.10(b) of the Company Disclosure Schedule sets forth two examples of the calculations contemplated by this paragraph.

          (c) Not later than twenty-one calendar days after the Effective Time, Parent shall file a registration statement under the Securities Act of 1933, as amended (the "Securities Act") on Form S-8 or other appropriate form covering shares of Parent common stock subject to issuance upon the exercise of the New Parent Options.

          (d) All Stock Plans shall terminate as of the Effective Time and the Company shall use commercially reasonable efforts to ensure that following the Effective Time no holder of a Company Option or any participant in any Stock Plans shall have any right thereunder to acquire any capital stock of the Company or any Subsidiary or the Surviving Corporation.

                                   ARTICLE 3


         REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

          Except as set forth in the disclosure schedule of Parent and Merger Subsidiary hereto (the "Parent Disclosure Schedule"), Parent and Merger Subsidiary represent and warrant to the Company as follows:

          Section 3.01.  Corporate Existence and Power. Each of Parent and
                         -----------------------------
Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to carry on its business as it is now being conducted. Each of Parent and Merger Subsidiary is duly qualified to do business as a foreign corporation, and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not or reasonably be expected to materially delay or materially impair the ability of Parent or Merger Subsidiary to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement (a "Parent Material Adverse Effect"). Merger Subsidiary is a wholly-owned subsidiary of Parent.

          Section 3.02.  Corporate Authority. Each of Parent and Merger
                         -------------------
Subsidiary has the requisite corporate power and authority to execute and deliver this Agreement and the Stockholder Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent and Merger Subsidiary of this Agreement and the Stockholder Agreement, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby, have been duly authorized by their respective Board of Directors and the sole stockholder of Merger Subsidiary, and no other corporate action on the part of Parent or Merger Subsidiary is necessary to authorize the execution and delivery of this Agreement and the Stockholder Agreement and the consummation by each of Parent and Merger Subsidiary of the transactions contemplated hereby (including the Offer) and thereby. Each of this Agreement and the Stockholder Agreement has been duly executed and delivered by each of Parent and Merger Subsidiary and constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally.

     Section 3.03. Governmental Authorization. No consent, approval, order or
                   --------------------------
authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity") is required by Parent or Merger Subsidiary in connection with the execution and delivery of this Agreement and the Stockholder Agreement by Parent or Merger Subsidiary or the consummation by Parent and Merger Subsidiary of the transactions contemplated by this Agreement and the Stockholder Agreement, except for (a) the filing of a premerger notification and report form by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (b) requirements under the Exchange Act; (c) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which Parent or any of its subsidiaries is qualified to do business; and (d) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.

          Section 3.04.  Non-contravention. The execution, delivery and
                         -----------------
performance by Parent and Merger Subsidiary of this Agreement and the Stockholder Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby do not and will not (with or without notice, lapse of time or both) (a) contravene or conflict with the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of Parent or any of its subsidiaries; (b) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any federal, state, foreign or local law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or any of its subsidiaries; (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any obligation of Parent or any of its subsidiaries or require consent of any third party or to a loss of a material benefit to which Parent or any of its subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon Parent or any of its subsidiaries or any license, franchise, permit or other similar authorization held by Parent or any of its subsidiaries; or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its subsidiaries, other than, in the case of clauses (b), (c) and (d), any such conflict violation, default, right, loss or Lien that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

          Section 3.05.  Offer Documents; Proxy Statement; Schedule 14D-9.
                         ------------------------------------------------

None of the Offer Documents, the Schedule TO or the State Filings nor any information supplied by Parent or Merger Subsidiary for inclusion in the
Schedule 14D-9 will, at the time the Offer Documents, the Schedule TO, the State Filings, the Schedule 14D-9 or any amendments or supplements thereto, are filed with the SEC or any applicable state authority or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent and Merger Subsidiary for inclusion in the letter to stockholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, to be distributed to stockholders in connection with the Merger, or any schedule required to be filed with the SEC in connection therewith (collectively, the "Proxy Statement"), will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or shall, at the time of the meeting of the Company's stockholders (the "Company Stockholder Meeting"), omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholder Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Merger Subsidiary make no representation or warranty with respect to any information supplied by or on behalf of the Company which is contained in any of the Offer Documents, the Schedule TO, the State Filings, the Proxy Statement or any amendment or supplement thereto. The Offer Documents and the Schedule TO shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

          Section 3.06.  Financing. At each of (a) the time that Merger
                         ---------
Subsidiary becomes obligated to accept for payment and pay for Shares pursuant to the Offer and, if applicable, the exercise of the Option and (b) the Effective Time, Parent will have, and will make available to Merger Subsidiary, the funds necessary to consummate the Offer and, if applicable, the exercise of the Option and the Merger and the transactions contemplated thereby, and to pay related fees and expenses.

          Section 3.07.  Finders' Fees. Except for J. P. Morgan & Co., whose
                         -------------
fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Subsidiary.

          Section 3.08.  Delaware Law. As of the time immediately prior to the
                         ------------
execution of this Agreement, neither Parent nor any of its subsidiaries was an "interested stockholder" as such term is defined in Section 203 of the DGCL.

                                   ARTICLE 4


                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as set forth in the disclosure schedule of the Company hereto (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Parent and Merger Subsidiary as follows:

          Section 4.01.  Corporate Existence and Power. The Company is a
                         -----------------------------
corporation duly organized, validly existing and in good standing under the laws of the Stare of Delaware, and has the requisite corporate power to carry on its business as it is now being conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have or reasonably be expected to have a material adverse effect on the financial condition, assets (including intangible assets), liabilities (contingent or otherwise), business or results of operations of the Company and its Subsidiaries taken as a whole, or materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement (a "Company Material Adverse Effect"). For purposes of this Agreement, any payments made by the Majority Stockholder or its affiliates pursuant to Section 5.13 of this Agreement shall be ignored in determining whether there has been or is reasonably likely to be a Company Material Adverse Effect. The Company has heretofore delivered to Parent true and complete copies of the Company's certificate of incorporation and bylaws as currently in effect.

          Section 4.02.  Corporate Authority. The Company has the requisite
                         -------------------
corporate power and authority to execute and deliver this Agreement and, subject to any required approval of the Merger by the Company's stockholders, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by its Board of Directors, and except for any required approval of the Merger by the Company's stockholders, no other corporate action on the part of the Company is necessary to authorize the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally.

          Section 4.03.  Governmental Authorization. No consent, approval, order
                         --------------------------
or authorization of or registration, declaration or filing with, any Governmental Entity is required by the Company or any Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (a) the filing of a premerger notification and report form by the Company under the HSR Act; (b) requirements under the Exchange Act; (c) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; and (d) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          Section 4.04.  Non-contravention. The execution, delivery and
                         -----------------
performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (with or without notice, lapse of time or both) (a) contravene or conflict with the certificate of incorporation or bylaws of the Company or the comparable charter or organizational documents of any Subsidiary; (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any federal, state, foreign or local law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary; (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any obligation of the Company or any Subsidiary or require consent of any third party or to a loss of a material benefit to which the Company or any Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary; or (d) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary, other than, in the case of clauses (b), (c) and (d), any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          Section 4.05.  Capitalization. The authorized capital stock of the
                         --------------
Company consists of 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), of which 100,000 shares have been designated as Series B Junior Participating Preferred Stock and reserved for issuance in connection with the Rights Agreement, dated as of March 12, 1999, between the Company and Norwest Bank Minnesota, National Association (the "Rights Agreement"). As of the date hereof, there were outstanding 18,150,000 shares of Common Stock, no shares of Preferred Stock and Stock Options to purchase an aggregate of 873,309 Shares (none of which were exercisable). All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable (except for certain statutory liabilities that may be imposed by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law (the "WBCL") for unpaid employee wages). Except as set forth in this Section and except for the Company's obligations under the Rights Agreement (including with respect to the preferred share purchase rights issued thereunder (the "Rights")), there are outstanding
(a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (c) no preemptive rights, options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the securities in clauses (a), (b) and (c) being referred to collectively as the "Company Securities"). There are no outstanding (i) stock appreciation rights or phantom stock units or (ii) obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. The Company and its Subsidiaries do not have any bonds, debentures, notes or other obligations outstanding that would give the holders of which the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter ("Voting Debt"). No Shares, Preferred Stock or other securities of the Company, the Surviving Corporation, Parent or any of their respective affiliates will be subject to issuance pursuant to the Rights Agreement as a result of the Offer, the Merger or the other transactions contemplated by this Agreement and the Stockholder Agreement and no Distribution Date (as such term is defined in the Rights Agreement) shall have occurred as a result of the Offer, the Merger or the other transactions contemplated by this Agreement or the Stockholder Agreement.

          Section 4.06. Subsidiaries. The Company Disclosure Schedule sets forth
                        ------------
a list of each material Subsidiary of the Company. Each Subsidiary of the Company is a corporation or limited liability company duly incorporated or organized, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to carry on its business as now conducted and is duly qualified to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not have a Company Material Adverse Effect. All of the outstanding shares of capital stock or other ownership interests in each of the Subsidiaries have been validly issued, and are fully paid, non-assessable (except for certain statutory liabilities that may be imposed by Section 180.0622(2)(b) of the WBCL for unpaid employee wages) and are owned by the Company or another Subsidiary free and clear of all Liens.

          Section 4.07.  Company SEC Documents and Financial Statements.
                         ----------------------------------------------
Since July 14, 1999, the Company has filed all required forms, reports, registration statements, information statements and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder (collectively, the "Company SEC Documents"), all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Securities Act, and the Exchange Act, and the rules promulgated thereunder in effect as of the date of filing. None of the Company SEC Documents required by the Exchange Act at the time filed, nor any of the Company SEC Documents required by the Securities Act as of the date of their effectiveness, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that information contained in any Company SEC Document has been revised or superseded by a later-filed Company SEC Document filed and publicly available prior to the date hereof. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form l0-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, retained earnings, changes in financial position and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except for (a) liabilities incurred in the ordinary course of business since January 29, 2000, (b) liabilities accrued or reserved against in the Company SEC Documents, or (c) liabilities disclosed herein or in the Company Disclosure Schedule, the Company does not have any liabilities (whether, direct, indirect, accrued or contingent), except for such liabilities, individually or in the aggregate, that would not have a Company Material Adverse Effect.

          Section 4.08.  Schedule 14D-9; Offer Documents; and Proxy Statement.
                         ----------------------------------------------------

Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents, the Schedule TO or the State Filings will, at the respective times the Schedule 14D-9, the Offer Documents, the Schedule TO, the State Filings or any amendments or supplements thereto are filed with the SEC or any applicable state authority are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the stockholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or will, at the time of the Company Stockholder Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholder Meeting which shall be become false or misleading in any material respect. The Schedule 14D-9 and the Proxy Statement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Subsidiary which is contained in any of the foregoing documents.

          Section 4.09.  Absence of Certain Changes. Except as disclosed in the
                         --------------------------
Company SEC Documents or as contemplated by this Agreement, since January 29, 2000, there has not been any event, occurrence or development that has had or would be reasonably likely to result in a Company Material Adverse Effect, except for general economic changes or changes that affect the industry of the Company or any Subsidiary generally (collectively, "General Changes") and changes in the Company's business after the date hereof attributable primarily to actions taken by Parent or Merger Subsidiary, which shall include without limitation any disruptions to the business of the Company and its Subsidiaries primarily as a result of the execution of this Agreement or the announcement of the transactions contemplated by this Agreement (collectively, the "Transaction Changes"). Except as disclosed in the Company SEC Documents, since January 29, 2000, there has not been (a) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any redemption or other acquisition by the Company of any Shares, (b) any split, combination, or reclassification of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (c) any granting by the Company or any of the Subsidiaries to any officer or key employee of the Company or any of the Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with past practice or as was required under employment agreements in effect as of the date of the most recent financial statements included in the Company SEC Documents, (d) any entry by the Company or any Subsidiary into any employment, severance or termination agreement with any such officer or key employee or granting by the Company or any Subsidiary to any such officer or key employee of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the date of the most recent financial statements included in the Company SEC Documents, (e) any damage, destruction or loss, whether or not covered by insurance, that has or would be reasonably likely to have a Company Material Adverse Effect or (f) any change in accounting methods, principles or practices by the Company or any Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

          Section 4.10.  Litigation. Except as disclosed in the Company SEC
                         ----------
Documents, as of the date hereof, there is no civil, criminal, administrative or regulatory action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary before any court or arbitrator or before or by any governmental body, agency or official that would have or be reasonably likely to have a Company Material Adverse Effect.

          Section 4.11.  Proprietary Rights. The Company and its Subsidiaries
                         ------------------
possess or have adequate rights to use all material trademarks, service marks, brand marks, brand names, trade names, trade dress, domain names, inventions (whether patentable or unpatentable), patents, databases, computer software and related documents and data, and copyrights, and all applications and registrations therefor (collectively, the "Proprietary Rights"), necessary for the operation of the businesses of each of the Company and its Subsidiaries as currently conducted free and clear of all Liens with such exceptions as would not have a Company Material Adverse Effect. The use of such Proprietary Rights by the Company or its Subsidiaries does not conflict with, infringe upon or violate the Proprietary Rights of any other Person, except where such conflict, infringement or violation would not have a Company Material Adverse Effect. The Company has received no written notice that the use of any Proprietary Rights by the Company or its Subsidiaries conflicts with, infringes upon or violates any Proprietary Rights of any other Person. Neither the Company nor any of its Subsidiaries is in default under the terms of any third party license or other right to use any Proprietary Rights, except where such default would not have a Company Material Adverse Effect. To the Company's knowledge, no third party has infringed upon, violated or otherwise come into conflict with the Proprietary Rights possessed or used by the Company or its Subsidiaries, except where such conflict, infringement or violation would not have a Company Material Adverse Effect.

          Section 4.12.  Benefit Plans; ERISA.
                         --------------------

          (a) The Company Disclosure Schedule sets forth a complete list of all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), bonus, pension, profit sharing, deferred compensation, incentive compensation, excess benefit, stock, stock option, severance, termination pay, change in control or other material employee benefit plans, programs, arrangements or agreements currently maintained, or contributed to, or required to be maintained or contributed to, by the Company, the Majority Stockholder or any Person that, together with the Company, is treated as a single employer under Section 414 of the Code for the benefit of any current or former employees, officers, directors or independent contractors of the Company or any Subsidiary and with respect to which the Company or any Subsidiary has any liability (collectively, the "Benefit Plans"). The Company has delivered or made available to Parent true, complete and correct copies of each Benefit Plan.

          (b) Each Benefit Plan has been administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable law, except where the failure to so administer or comply would not have a Company Material Adverse Effect.

          (c) All Benefit Plans intended to be qualified under Section 401(a) of the Code have been the subject of determination letters from the Internal Revenue Service to the effect that such Benefit Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code as amended at least through the statutory changes implemented under the Tax Reform Act of 1986, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification.

          (d) No Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code and no Benefit Plan is a "multiemployer plan" (as defined in Section 3(37) of ERISA).

          (e) No Person has incurred any material liability under Title IV of ERISA or Section 412 of the Code during the time such Person was required to be treated as a single employer with the Company under Section 414 of the Code that would have a Company Material Adverse Effect.

          (f) With respect to any Benefit Plan that is an employee welfare benefit plan (as defined in Section 3(l) of ERISA), (i) no such Benefit Plan provides benefits, including without limitation, death or medical benefits, beyond termination of employment or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under a Benefit Plan qualified under
Section 401(a) of the Code, and (ii) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without liability that would have a Company Material Adverse Effect.

          (g) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Company or any of its Subsidiaries, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or Parent to cause any such Benefit Plan to be amended or terminated (or which would result in any materially adverse consequence for so doing). No payment or benefit that will or may be made by the Company, Parent, or any of their respective subsidiaries or affiliates with respect to any employee of the Company or any of its Subsidiaries under any Benefit Plan in connection with the Offer and the Merger will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code. The parties hereby agree to use their commercially reasonable efforts to limit the application of Section 280G(b)(1) of the Code to the transactions contemplated hereby.

          Section 4.13.  Environmental Matters. Except as set forth in the
                         ----------------------
Company SEC Documents, to the Company's knowledge, (a) the Company and each Subsidiary is and has been in material compliance with, and has no material liability under, any and all laws relating to the protection of human health or the environment ("Environmental Laws"), and (b) neither the Company nor any Subsidiary is the subject of any federal, state, local or foreign investigation, and neither the Company nor any Subsidiary has received any written notice or claim, or entered into any negotiations or agreements with any Person, relating to any material liability or material remedial action or potential material liability or material remedial action under any Environmental Laws.

          Section 4.14.  Taxes. The Company and each of its Subsidiaries, and
                         -----
any consolidated, combined or unitary group for tax purposes of which the Company or any of its Subsidiaries is or has been a member, has timely filed, taking into account all extensions of time to file, all Tax Returns required to be filed by it in the manner provided by law, except any Tax Return with respect to which no material Taxes were due. All such filed Tax Returns are true, correct and complete in all material respects. The Company and each of its Subsidiaries have timely paid all Taxes shown as due on such Tax Returns, except and, for Taxes that are adequately reserved for on the Company financial statements in accordance with generally accepted accounting principles, for which a notice of deficiency has been received. The Company and each of its

Subsidiaries have timely withheld and paid over to the appropriate taxing authority where due all Taxes required to be withheld from amounts owing to any employee, creditor or third party. Except as set forth in the Company Disclosure Schedule, (a) no claim for material unpaid Taxes has become a Lien against the property of the Company or any of its Subsidiaries or is being asserted against the Company or any of its Subsidiaries; (b) no audit, examination, investigation or other proceeding is pending, being conducted, or to the knowledge of the Company, threatened by a Tax authority in connection with any examination of Taxes paid by or on behalf of, or Tax Returns filed by or on behalf of, the Company and its Subsidiaries; (c) no extension or waiver of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its Subsidiaries and is currently in effect; (d) neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, or potential liability with regards to, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement and neither the Company nor any Subsidiary has any liability for Taxes under Treasury Regulation
Section 1.1502-6 (or an analogous provision of state, local or foreign law), other than Taxes of the Company and its Subsidiaries; (e) no power of attorney has been granted by or with respect to the Company or any of its Subsidiaries with respect to any matter relating to Taxes; (f) neither the Company nor any of its Subsidiaries has any material deferred intercompany gain or loss arising as a result of a deferred intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 (or similar provision under state, local or foreign law) or any excess loss accounts within the meaning of Treasury Regulation
Section 1.1502-19; and (g) neither the Company nor any of its Subsidiaries has been the subject of a Tax ruling or determination that has continuing effect.

          Section 4.15.  Certain Approvals. Except for Chapter 552 of the WBCL
                         -----------------
and Section 203 of the DGCL, no "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation ("Antitakeover Statutes") is applicable to the Company, the Shares, the Offer, the Merger, this Agreement, the Stockholder Agreement or the transactions hereby or thereby. The Board of Directors of the Company has approved the Offer, the Merger and the other transactions contemplated by this Agreement in accordance with the provisions of Section 203 of the DGCL.

          Section 4.16.  Opinion of Financial Advisor. The Board of Directors of
                         ----------------------------
the Company has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), dated the date of this Agreement, to the effect that the consideration to be received by the holders of Shares pursuant to this Agreement is fair to such stockholders from a financial point of view.

          Section 4.17.  Rights Plan. The Board of Directors of the Company has
                         -----------
irrevocably and unconditionally amended the Rights Agreement to provide that so long as this Agreement has not been terminated pursuant to Section 7.01, a Distribution Date (as such term is defined in the Rights Agreement) shall not occur or be deemed to occur, and neither Parent nor Merger Subsidiary shall become an Acquiring Person (as such term is defined in the Rights Agreement), as a result of the execution, delivery or performance of this Agreement, the announcement, making or consummation of the Offer, the acquisition of the Shares pursuant to the Offer or the Merger, the consummation of the Merger or any other transaction contemplated by this Agreement.

          Section 4.18.  Fees and Commissions. Other than fees payable to
                         --------------------
Merrill Lynch, no Person is entitled to receive from the Company or any Subsidiary any investment banking, brokerage or finder's fee or commissions in connection with this Agreement or the transactions contemplated hereby. Parent has been provided with a true and correct copy of the Merrill Lynch engagement letter.

          Section 4.19.  Compliance; Permits. Neither the Company nor any of its
                         -------------------
Subsidiaries is in default or violation of any federal, state, foreign or local law, regulation, judgment, injunction, order or decree binding or applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties are bound or affected (except, in each case, with respect to environmental matters, which are governed by Section 4.13), except, with respect to laws and regulations, for any such defaults or violations that, individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its and their respective properties and to carry on its and their respective businesses as such are now being conducted (collectively, the "Company Permits"), except where the failure to possess such Company Permits, individually or in the aggregate, would not have a Company Material Adverse Effect.

          Section 4.20.  Contracts. (a) Each contract that is material to the
                         ----------
business of the Company and the Subsidiaries (a "Company Material Contract") is in full force and effect, other than as would not have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Subsidiary, nor, to the knowledge of the Company, any other party, is in default under any Company Material Contract, except for such defaults which would not have, individually or in the aggregate, a Company Material Adverse Effect and, to the knowledge of the Company, no event has occurred which, with the passage of time or the giving of notice or both, would constitute such a default.

          (b) During the twelve months immediately prior to the date hereof, no Significant Customer (as defined below) has cancelled or otherwise terminated or threatened in writing to terminate its relationship with the Company or its Subsidiaries. For purposes of this Section 4.20 "Significant Customer" means any customer of the Company's pharmacy management business that, individually or in the aggregate, accounted for 10.0% or more of the consolidated revenues of the Company during the fiscal year ended January 29, 2000.

          Section 4.21.  Affiliate Transactions.
                         ----------------------

          (a) The Company Disclosure Schedule sets forth a complete and correct list as of the date hereof of (A) all written contracts and agreements to which the Company or any of its Subsidiaries, on the one hand, and the Majority Stockholder or any of its affiliates (other than the Company or its Subsidiaries), on the other hand, are a party that are in effect as of the date hereof and (B) all material non-cash and non-cash equivalent assets, properties and services of the Company or its Subsidiaries used by the Majority Stockholder or any of its affiliates (other than the Company or its Subsidiaries) at any time since January 29, 2000.

          (b) The Company Disclosure Schedule sets forth (i) a description of all intercompany payables or receivables (whether long term or short term, all of which will be deemed short term for purposes of this Agreement) as of the date hereof between the Majority Stockholder and its affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company and its Subsidiaries, on the other hand, and (ii) the net amount of such intercompany payables and/or receivables (the "Intercompany Balance") as of April 1, 2000.

          Section 4.22.  Working Capital. The Company Disclosure Schedule sets
                         ---------------
forth the amount of Company Net Working Capital as of April 1, 2000. For purposes of this Agreement, "Company Net Working Capital" shall mean current assets less current liabilities. Current assets include without limitation cash and cash equivalents, receivables (less allowance for losses), pharmaceutical inventories, deferred tax benefits and other current assets. Current liabilities include without limitation short-term debt, accounts payable, accrued liabilities and all intercompany amounts due to and/or from the Majority Stockholder and its affiliates other than the Company (whether short term or long term). Except as expressly required to the contrary by this definition, the accounting policies that are used in the definition of Company Net Working Capital shall be consistent with those applied to the financial statements of the Company as of and for the year ended January 29, 2000 (the "January 29, 2000 Financial Statements"). Company Net Working Capital on any particular date shall be calculated as if such date were the Company's normal year-end.

                                   ARTICLE 5


                                   COVENANTS

          Section 5.01.  Conduct of Business of the Company. Except as
                         ----------------------------------
contemplated by this Agreement or as approved in writing by Parent, during the period from the date of this Agreement to the Effective Time (unless (i) Parent, as controlling shareholder, directs the Company to the contrary or (ii) Parent's designees on the Company's Board of Directors vote in favor of a contrary action), the Company and the Subsidiaries will each conduct its operations according to its ordinary and usual course of business and, to the extent consistent therewith, will use their respective commercially reasonable efforts to preserve its business organization substantially intact and substantially maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, neither the Company nor any Subsidiary, without the prior written consent of Parent, will:

          (a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (i) additional shares of capital stock of any class (including the Shares), or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, or grant or accelerate any right to convert or exchange any securities of the Company for shares, other than (A) Shares issuable pursuant to the terms of outstanding Company Options and commitments disclosed in Section 4.05, or (B) the issuance of shares of capital stock to the Company by a wholly-owned Subsidiary, or (ii) any other securities in respect of, in lieu of or in substitution for Shares outstanding on the date thereof or split, combine or reclassify any of the Company's capital stock or (iii) any Voting Debt or any other property or assets;

          (b) purchase, redeem or otherwise acquire, or propose to purchase or otherwise acquire, any of its outstanding securities (including the Shares) other than pursuant to the Stock Plans;

          (c) declare, set aside or pay any dividend or other distribution on any shares of capital stock of the Company, except that a direct or indirect wholly-owned Subsidiary may pay a dividend or distribution to its parent;

          (d) make (i) any acquisition of a material amount of assets or securities, any disposition (including by way of any Lien) of a material amount of assets or securities, or enter into a material contract or release or relinquish any material contract rights, or make any amendments, or modifications thereto, except in all instances for actions in the ordinary course of business, or (ii) for the initial ninety days after the date hereof, any individual capital expenditures in excess of $350,000 and $3.0 million in the aggregate; provided, however, if the Offer has not been consummated within ninety days of the date hereof, the parties will negotiate in good faith to establish a reasonable capital expenditure budget.

          (e) except in the ordinary course of business, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or (ii) make any loans, advances of capital contributions to, or investments in, any other Person, other than to the Company or any direct or indirect wholly-owned Subsidiary;

          (f) propose or adopt any amendments to the certificate of incorporation or bylaws of the Company;

          (g) except as provided in Section 5.01(g) of the Company Disclosure Schedule, enter into any new employment, severance or termination agreements with, or grant any increase in severance or termination pay to, any officers, directors or key employees or grant any material increases in the compensation (except in the ordinary course of business consistent with past practice) or benefits to officers, directors and key employees or adopt any new employee benefit plan, program, policy or arrangement;

          (h) change any accounting methods, principles or practices materially affecting their assets, liabilities or business, except insofar as may be required by a change in generally accepted accounting principles;

          (i) settle or compromise any material claims or litigation or modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims; or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business;

          (j) make any material tax election or settle or compromise any material income tax liability; or

          (k) agree in writing or otherwise to take any of the foregoing actions.

          Section 5.02.  Acquisition Proposals.
                         ---------------------

          The Company shall, and shall use its best efforts to cause its nonstockholder affiliates and the officers, directors and employees of the Company and its Subsidiaries to, and shall instruct its stockholder affiliates and the representatives and agents of the Company and its Subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) to, immediately cease and terminate any existing activities, discussions or negotiations, if any, with any parties (other than Parent and Merger Subsidiary, any affiliate or associate of Parent and Merger Subsidiary or any designees of Parent and Merger Subsidiary) conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or more than 20% of the equity interest in, the Company or any of its Subsidiaries (by direct purchase from the Company, tender or exchange offer or otherwise) or any business combination, merger or similar transaction (including an exchange of stock or assets) with or involving the Company or any Subsidiary or division of the Company (an "Acquisition Transaction"), other than the Offer and the Merger. Except as set forth in this
Section 5.02, the Company shall not, and shall use its best efforts to cause its nonstockholder affiliates and the officers, directors and employees of the Company and its Subsidiaries not to, and shall instruct its stockholder affiliates and the representatives and agents of the Company and its Subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) not to, directly or indirectly, knowingly encourage, solicit, participate in or initiate discussions or negotiations with, or provide any nonpublic information or data (other than the Company's standard public information package) to, any Person or group of Persons (other than Parent and Merger Subsidiary, any affiliate or associate of Parent and Merger Subsidiary or any designees of Parent and Merger Subsidiary) with respect to any inquiries or the making of any offer or proposal (including, without limitation, any offer or proposal to the stockholders of the Company) concerning an Acquisition Transaction (an "Acquisition Proposal") or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that prior to the date of acceptance for payment of and payment for Shares by Merger Subsidiary pursuant to the Offer, or, to the extent the Minimum Tender Condition is waived pursuant to
Section 1.01(e), the date on which the Option is exercised (the earliest of such dates is referred to as the "Closing Date"), the Company may furnish information and access, but only in response to a request for information or access, to any Person making a bona fide written fully-financed (which for the purposes of this Agreement shall mean the receipt of a commitment letter, from a reputable Person capable of financing the transaction, subject only to normal and customary exceptions) all-cash Acquisition Proposal to the board of directors of the Company after the date hereof which was not knowingly encouraged, solicited or initiated by the Company or any of its affiliates or any director, employee, representative or agent of the Company or any of its Subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) on or after the date hereof and may participate in discussions and negotiate with such Person concerning any such bona fide written fully-financed all-cash Acquisition Proposal and the board of directors of the Company may modify, amend or withdraw its recommendation relative to the Offer or the Merger or authorize the Company, subject to Section 7.02(b), to enter into a binding written agreement concerning a Superior Proposal (as defined below), if and only if, in any such case, (i) the board of directors of the Company determines in good faith, (A) taking into account the reasoned advice of outside counsel to the Company to the effect that failing to provide such information or access or to participate in such discussions or negotiations or so to authorize or modify, to amend or withdraw such recommendation, as the case may be, is more likely than not to constitute a breach of such board's fiduciary duties under applicable law, and (B) taking into account the advice of financial advisors to the Company to such effect, that such bona fide written all-cash fully-financed Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all financial aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable bona fide written fully-financed all-cash Acquisition Proposal as to which both of the determinations referred to in subclauses (A) and (B) above have been made being referred to in this Agreement as a "Superior Proposal"), and (ii) the board of directors of the Company receives from the Person making such bona fide written all-cash fully-financed Acquisition Proposal an executed confidentiality agreement the terms of which are (without regard to the terms of such Acquisition Proposal) (A) no less favorable to the Company, and (B) no less restrictive to the Person making such bona fide written all-cash fully-financed Acquisition Proposal than those contained in the Confidentiality Agreement, dated as of December 28, 1999 referring to Parent as the "Recipient" (the "Company Confidentiality Agreement"), between the Company and Parent. The Company will notify Parent within 48 hours if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company and shall in such notice indicate the identity of the offeror and the material terms and conditions of any such proposal and thereafter shall keep Parent reasonably informed, on a current basis, of the status and material terms of such proposals and the status of such negotiations or discussions, providing copies to Parent of any Acquisition Proposals made in writing. The Company shall provide Parent with four business days advance notice of, in each and every case, its intention to either enter into any agreement with or to provide any information to any Person making any such inquiry or proposal. Subject to the provisions of Section 5.02, the Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party and will use its best efforts to enforce any such agreements at the request of and on behalf of Parent. The Company will inform the individuals or entities referred to in the first sentence of this Section 5.02 of the obligations undertaken in this Section 5.02. The Company also will, at the request of Parent, promptly request each person or entity which has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information heretofore furnished to such person or entity by or on behalf of the Company.

          Section 5.03.  Access to Information.
                         ---------------------

          (a) Except for competitively sensitive information or as limited by applicable law, between the date of this Agreement and the Effective Time, the Company will upon reasonable notice (i) give Parent and its authorized representatives reasonable access during regular business hours to the Company's and each Subsidiary's offices and other facilities and to its books and records,
(ii) permit Parent to make such inspections as it may require and (iii) cause its officers and those of the Subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and the Subsidiaries as Parent may from time to time reasonably request (including any request related to implementation of Section
5.13 hereof). Parent and Merger Subsidiary will use their commercially reasonable efforts to minimize any disruption to the businesses of the Company and the Subsidiaries that may result from the requests for data and information hereunder.

          (b) Information obtained by Parent pursuant to this Section 5.03 shall be subject to the provisions of the Company Confidentiality Agreement, which remains in full force and effect.

          Section 5.04.  Commercially Reasonable Efforts.
                         -------------------------------

          (a) Subject to the terms and conditions of this Agreement and applicable law, each of the parties shall act in good faith and use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. Without limiting the foregoing, the parties shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause their respective subsidiaries, and use commercially reasonable efforts to cause their respective affiliates, directors, officers, employees, agents, attorneys, accountants and representatives, to) (i) consult and cooperate with and provide assistance to each other in the preparation and filing with the SEC of the Offer Documents, the Schedule TO, the State Filings, the Schedule 14D-9 and the Proxy Statement and all necessary amendments or supplements thereto; (ii) obtain all consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permissions or actions by, and give all necessary notices to, and make all filings with and applications and submissions to, any Governmental Entity or other Person necessary in connection with the consummation of the transactions contemplated by this Agreement as soon as reasonably practicable; (iii) provide all such information concerning such party, its subsidiaries and its officers, directors, employees, partners and affiliates as may be necessary or reasonably requested in connection with any of the foregoing and (iv) avoid the entry of, or have vacated or terminated, any decree, order or judgment that would restrain, prevent, or delay the consummation of the Offer or the Merger. Prior to making any application to or filing with a Governmental Entity or other entity in connection with this Agreement (other than filing under the HSR Act), each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

          (b) Parent shall take any and all commercially reasonable steps necessary to avoid or eliminate every applicable impediment under any antitrust, competition or trade regulation law that is asserted by any Governmental Entity with respect to the Offer or the Merger so as to enable the consummation of the Offer or the Merger to occur as expeditiously as possible. The parties agree that such commercially reasonable efforts of Parent shall include (1) the obligation of Parent to litigate with any Governmental Entity for a period from the date hereof through and including December 31, 2000 and (2) the obligation of Parent to divest assets or businesses of the Company as may be required in order to facilitate the expiration of any applicable waiting period under any antitrust, competition or trade regulation law, to secure the termination of any investigation by any Governmental Entity or to avoid the filing of litigation by any Governmental Entity seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger, or to the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the purchase of Shares pursuant to the Offer or the consummation of the Merger; provided, however, the parties further agree that nothing in this
        --------  -------
section shall require that Parent (i)
divest, sell or hold separate any of its assets or properties other than assets or properties of the Company, (ii) consent to Parent or the Company doing any of the foregoing if any proposed divestiture of assets or businesses would have or be reasonable likely to have a Company Material Adverse Effect, (iii) enter into a consent decree or assume any other obligations with respect to the ongoing operations of Parent, its subsidiaries or the Company or (iv) litigate with any Governmental Entity for a period beyond December 31, 2000.

          (c) Notwithstanding anything to the contrary in the foregoing paragraph (b), Parent agrees that it will enter into a consent order if the sole purpose of such order is to cause the Company to become subject to the existing Federal Trade Commission consent order, In the Matter of Merck & Co., Inc. And Merck-Medco Managed Care, L.L.C., File No. 951-0097, to the same extent that Merck-Medco Managed Care, L.L.C. is currently subject to such consent order.

          (d) The Company, Parent and Merger Subsidiary shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent, Merger Subsidiary or the Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement.

          (e) The Company shall give prompt notice to Parent of any change that has resulted in or would be reasonably likely to have a Company Material Adverse Effect and Parent shall give the Company prompt notice of any change that has resulted in or would be reasonably likely to have a Parent Material Adverse Effect.

          (f) If any Antitakeover Statute shall or may become applicable to the Offer or the Merger or the other transactions contemplated by this Agreement or the Stockholder Agreement, each of Parent and the Company and their respective Board of Directors shall grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Stockholder Agreement or by the Offer or the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

          Section 5.05.  Indemnification Exculpation and Insurance.
                         -----------------------------------------

          (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries (including in his or her role as a fiduciary of the employee benefit plans of the Company, if applicable) (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of the Company, any of its Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto. It is understood and agreed that after the

Effective Time, Parent shall indemnify and hold harmless, to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel satisfactory to them after consultation with Parent; provided, however, that (A) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them after consultation with Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (B) Parent shall in all cases be obligated pursuant to this Section 5.05(a) to pay for only one firm of counsel for all Indemnified Parties, (C) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (D) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 5.05(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, provided that the failure to so notify shall not affect the obligations of Parent under this Section 5.05(a) except to the extent such failure to notify materially prejudices Parent. Upon written request by an Indemnified Party, Parent shall advance all expenses incurred by such Indemnified Party in connection with any such claim, action, suit, proceeding or investigation to which such Indemnified Party is a party or is entitled to indemnification pursuant to this Section 5.05(a). The right to indemnification and the advancement of expenses conferred by this Section 5.05(a) shall not be exclusive of any other rights that any Indemnified Party seeking indemnification or advancement of expenses may be entitled to or hereafter acquire under any statute, agreement or provision of the Company's or the Surviving Corporation's certificate of incorporation or bylaws or otherwise. Parent's obligations under this Section 5.05(a) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

          (b) Without limiting the foregoing, Merger Subsidiary and Parent agree that (i) the certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and limitation of liability set forth in the Company's certificate of incorporation and bylaws on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company, and (ii) all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and the Subsidiaries as provided in any indemnification agreements of the Company shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect (to the extent consistent with applicable law) in accordance with their terms. In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 5.05.

          (c) For six (6) years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time, including but not limited to the transactions contemplated by this Agreement, covering each person currently covered by the Company's officers' and directors' liability insurance policy, or who becomes covered by such policy prior to the Effective Time, on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided, however, that in satisfying its obligation under this Section 5.05 the Surviving Corporation shall not be obligated to pay annual premiums in excess of 200% of the amount per annum the Company is currently paying for such coverage (the "Insurance Amount"); provided further, that if the Insurance Amount is insufficient to maintain or procure the coverage contemplated by this Section 5.05(c), then the Surviving Corporation shall use commercially reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

          (d) For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to honor its commitments and obligations pursuant to this
Section 5.05. The provisions of this Section 5.05 are (i) intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution or, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

          Section 5.06.  Employee Plans and Benefits and Employment Contracts.
                         ----------------------------------------------------

          (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor in accordance with their terms all existing employment, severance, consulting or other compensation agreements, plans or contracts between the Company or any Subsidiary and any officer, director or employee of the Company or any Subsidiary set forth on Section 5.06 of the Company Disclosure Schedule.

          (b) Parent agrees that, on and following the Effective Time, all employees of the Company and its subsidiaries as of the Effective Time (whether or not on disability or leave of absence) (the "Current Employees") shall be immediately eligible to participate in employee benefit plans and programs of Parent and its Affiliates on substantially the same terms and conditions as are applicable to similarly situated non-bargained employees (i) with crediting of prior employment with the Company and the Majority Stockholder, to the extent credited by either of them, for purposes of eligibility waiting periods and vesting requirements, (ii) with recognition of all co-payments and deductibles so that Current Employees are not treated as new employees of Parent and its affiliates but as if they had been employees of such entitles throughout the period that they were employed with the Company and the Majority Stockholder and (iii) without application of preexisting condition and similar exclusion provisions that did not apply to the Current Employees prior to the Effective Time, but, in the case of each of (i) and (ii) only to the extent that employment, co-payments and deductibles are recognized in respect of employees of Parent and its affiliates other than the Current Employees; and provided, that this Section 5.06(b) shall not apply to (x)
               --------
eligibility to receive retiree medical benefits, (y) the application of the cost-sharing features applicable to such retiree medical benefits and (z) application of the provisions of all stock option programs of Parent and its affiliates relating to retirement.

          (c) The Company will take all action necessary such that, effective as of the Closing Date, the Company shall cease to participate in the employee benefit plans, programs, policies and arrangements sponsored and maintained by the Majority Stockholder (collectively, the "ShopKo Plans").

          (d) Except as provided in Section 5.06(e), the Company shall use commercially reasonable efforts to cause the Majority Stockholder to retain, bear and be responsible for all liabilities and obligations under the ShopKo Plans. Without limiting the generality of the foregoing sentence, the Company shall use commercially reasonable efforts to cause the Majority Stockholder to bear and be responsible for all liabilities and obligations under the ShopKo Stores, Inc. Deferred Compensation Plan. Prior to the Closing Date, the Company shall cause any accrued liabilities applicable to the Shopko Plans to be removed from its and its Subsidiaries' books.

          (e) Prior to the Closing Date, the Company shall take all action necessary such that, immediately prior to the Closing Date, all Current Employees of the Company and its subsidiaries who participate in the ShopKo Stores, Inc. Profit Sharing and Super Saver Plan (the "401(k) Plan") shall become fully vested in any unvested portion of their accounts under the 401(k) Plan. The Company shall cause the trustee of any trust in which the 401(k) Plan participates (the "Trust"), as of the Trust's valuation date on or next following the Effective Time (the "Valuation Date"), to value, in a manner consistent with its prior practice, the account balances under the 401(k) Plan of the Current Employees (collectively the "Account Balances"). As soon as practicable after the determination of the Account Balances, the Company shall cause the trustee of the Trust to transfer to a successor tax-qualified trust designated by Parent an amount in cash equal to the Account Balances and outstanding participant loans, if any (i) increased by interest during the period from the Valuation Date to the date of transfer (the "Interim Period") at an interest rate equal to the interest rate credited on short-term investments held in the Trust (the "Short-Term Rate") and (ii) reduced by benefit payments to employees or their beneficiaries made in accordance with the provisions of the 401(k) Plan during the Interim Period plus interest on such benefit payments at the Short-Term Rate from the date of payment until the transfer date.

          Section 5.07.  Meeting of the Company's Stockholders.
                         -------------------------------------

          (a) After consummation of the Offer, to the extent required by applicable law, the Company shall promptly take all action necessary in accordance with the DGCL and the Company's certificate of incorporation and bylaws to convene the Company Stockholder Meeting to consider and vote on the Merger and this Agreement. At the Company Stockholder Meeting, all of the Shares then owned by Parent, Merger Subsidiary or any other subsidiary of Parent shall be voted to approve the Merger and this Agreement. Subject to
Section 5.02, the Board of Directors of the Company shall recommend that the Company's stockholders vote to approve the Merger and this Agreement if such vote is sought, shall use commercially reasonable efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other reasonable action in its judgment necessary and appropriate to secure the vote of stockholders required by the DGCL to effect the Merger.

          (b) If required under applicable law, the Company and Parent shall prepare the Proxy Statement, file it with the SEC under the Exchange Act as promptly as practicable after Merger Subsidiary purchases Shares pursuant to the Offer, and use all reasonable efforts to have it cleared by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company as of the record date for the Company Stockholder Meeting.

          (c) Parent and Merger Subsidiary shall not, and they shall cause their subsidiaries not to, sell, transfer, assign, encumber or otherwise dispose of the Shares acquired pursuant to the Offer or otherwise prior to the Company Stockholder Meeting; provided, however, that this Section 5.07(c) shall not apply to the sale, transfer, assignment, encumbrance or other disposition of any or all such Shares in transactions involving solely Parent, Merger Subsidiary and/or one or more of their wholly-owned subsidiaries.

          (d) Notwithstanding the foregoing, in the event that Merger Subsidiary shall acquire Shares representing at least 90% of the votes represented by all outstanding Common Stock, the parties hereto agree, at the request of Merger Subsidiary, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

          Section 5.08.  De-registration. The Company shall use commercially
                         ---------------
reasonable efforts to cause the Shares to be de-registered from the New York Stock Exchange and de-registered under the Exchange Act as soon as practicable following the Effective Time.

          Section 5.09.  Certain Actions. The Company shall settle the
                         ---------------
Intercompany Balance and terminate all ongoing contracts, commitments and arrangements between the Majority Stockholder and its affiliates (other than the Company or its Subsidiaries) and the Company and its Subsidiaries (including, without limitation, those listed on the Company Disclosure Schedule) as of the acceptance for payment of and payment for any Shares by Merger Subsidiary pursuant to the Offer, except for transactions contemplated by this Agreement and the following agreements as contemplated by the Side Letter: (a) Indemnification and Hold Harmless Agreement dated July 19, 1999, which shall remain in full force and effect after the Change of Control Date (as defined in the Side Letter); (b) Tax Sharing Agreement dated July 19, 1999, which shall remain in full force and effect after the Change of Control Date (as defined in the Side Letter); (c) Prescription Benefit Management Agreement dated March 4, 1996, which shall be amended as of the Change of Control Date (as defined in the Side Letter); (d) Lease Agreement dated August 1, 1999, which shall be amended as of the Change of Control Date (as defined in the Side Letter); (e) Information Technology Services Agreement dated July 19, 1999, which shall be amended as of the Change of

Control Date (as defined in the Side Letter) and (f) End User License Agreement dated as of January 29, 2000, which shall be amended as of the Change of Control Date (as defined in the Side Letter) (collectively, the "Affiliate Agreements").

          Section 5.10.  Affiliate Transactions. Except as contemplated by this
                         ----------------------
Agreement or the Side Letter or as approved in writing by Parent, after the date of this Agreement to the consummation of the Offer, the Company:

          (a) will not terminate, amend, modify, or grant any waivers of the Affiliate Agreements or the Employment Contracts in any respects; or

          (b) will not permit the Intercompany Balance to be increased or decreased other than as a result of cash advances or payments required to be made in the ordinary course of business pursuant to the terms of the agreements listed in the Company Disclosure Schedule.

          Section 5.11.  Public Announcements. Parent and the Company shall
                         ---------------------
consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statement with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

          Section 5.12.  Performance by Merger Subsidiary. Parent hereby agrees
                         --------------------------------
to cause Merger Subsidiary to comply with its obligations hereunder and under the Offer and to cause Merger Subsidiary to consummate the Merger as contemplated herein.


          Section 5.13. Working Capital.
                        ---------------
          (a) The Company will, within five business days after the end of each Company Fiscal Period (including, without limitation, the Company Fiscal Period immediately prior to the scheduled expiration date of the Offer), deliver to Parent a certificate providing the Company's good faith calculation of Company Net Working Capital on a line-item by line-item basis at the end of such immediately prior Company Fiscal Period.

          (b) Parent shall cause Arthur Andersen L.L.P. ("Arthur Andersen") to, within five business days of receipt by Parent of the certificate of the Company contemplated by paragraph (a) of this Section 5.13 with regard to the Company Fiscal Period immediately prior to expiration of the Offer, deliver to the Company and the Majority Stockholder Arthur Andersen's calculation of Company Net Working Capital on a line-item by line-item basis for such Company Fiscal Period.

          (c) If Arthur Andersen's calculation of Company Net Working Capital discloses that Company Net Working Capital is less than $55.0 million (a "Working Capital Shortfall"), the Majority Stockholder may within one business day, in its sole discretion, make a payment to Parent in the amount of the Working Capital Shortfall by immediately available funds. If the Majority Stockholder timely makes such a payment or if Arthur Andersen's calculation of Company Net Working Capital discloses no Working Capital Shortfall, the Company will be deemed to have satisfied the condition to the Offer set forth in paragraph
(c)(x) of Annex A. The provisions of this Section 5.13(c) are exclusive of the provisions contained in Section 5.13(d).

          (d) If Arthur Andersen's calculation of Company Net Working Capital discloses that there is a Working Capital Shortfall, the Majority Stockholder may within one business day, in its sole discretion, agree to the audit and indemnification procedures set forth in Section 9 of the Side Letter. If the Majority Stockholder timely so agrees in writing, the Company will be deemed to have satisfied the condition to the Offer set forth in paragraph (c)(x) of Annex
A. The provisions of this Section 5.13(d) are exclusive of the provisions contained in Section 5.13(c).

                                   ARTICLE 6


                            CONDITIONS TO THE MERGER

          Section 6.01.  Conditions to Each Party's Obligation to Effect the
                         ---------------------------------------------------
Merger. The respective obligations of each party to consummate the Merger are
------
subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

          (a) if required by applicable law, this Agreement shall have been approved by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with applicable law;

          (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired;

          (c) Merger Subsidiary shall have purchased Shares tendered pursuant to the Offer, except that this condition shall not be a condition to Parent's and Merger Subsidiary's obligations to effect the Merger if Merger Subsidiary shall have failed to purchase Shares pursuant to the Offer or, if applicable, pursuant to the exercise of the Option, in breach of its obligations under this Agreement; and

          (d) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger.

                                   ARTICLE 7


                         TERMINATION; AMENDMENT; WAIVER

          Section 7.01.  Termination. This Agreement may be terminated and the
                         -----------
Merger contemplated hereby may be abandoned at any time prior to the Effective Time (notwithstanding approval thereof by the stockholders of the Company):

          (a) by mutual written consent of the Company and Parent;

          (b) by either the Company or Parent upon notification to the other party, if the Offer has not been consummated by December 31, 2000; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement or the Offer has been the cause of, or resulted in, the failure of the Shares to have been purchased pursuant to the Offer;

          (c) by either the Company or Parent, if there shall be any law or regulation that makes consummation of the Offer or the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Offer or the Merger is entered and such judgment, injunction, order or decree shall become final and unappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.01(c) shall have used commercially reasonable efforts to remove such order, decree, ruling or injunction and shall not be in violation of
Section 5.04; or

          (d) by the Company: if (i) the Company is not in material breach of any of its covenants or agreements in this Agreement, (ii) the board of directors of the Company authorizes the Company, prior to the Closing Date, and subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, and (iii) Parent does not make, within four business days of receipt of the Company's written notification of its intention to enter into such an agreement, a written and binding offer that is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal. The Company agrees (x) that it will not enter into a binding agreement referred to in clause (ii) of the previous sentence until at least the first calendar day following the fourth business day after it has provided the written notice to Parent required thereby, (y) to notify Parent promptly if its intention to enter into a written agreement referred to in such notice shall change at any time after giving such notification and (z) that it will not terminate this Agreement or enter into a binding agreement referred to in clause (ii) of the previous sentence if Parent has, within the period referred to in clause (x) of this sentence, made a written and binding offer that is at least as favorable to the Company's stockholders from a financial point of view as the Superior Proposal; or

          (e) by Parent, at any time prior to the Closing Date, if the board of directors of the Company shall have failed to recommend, or shall have withdrawn or adversely modified its approval or recommendation of, the Offer or the Merger or failed to reconfirm its recommendation of the Offer or the Merger within four business days after a written request by Parent to do so, or shall have resolved to do any of the foregoing.

          Section 7.02.  Effect of Termination.
                         ---------------------
          (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, this Agreement shall become void and of no effect with no liability of any party hereto (or any of its directors, officers, employees, agents, legal and financial advisors or other representatives) except as set forth below; provided, however, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

          (b) In the event that (i) a bona fide written fully-financed all-cash Acquisition Proposal shall have been made to the Company or any of its stockholders or any Person shall have announced an intention (whether or not conditional) to make a fully-financed all-cash Acquisition

Proposal with respect to the Company, and on or following the date of this Agreement but prior to the Closing Date, such Acquisition Proposal, announcement or intention is or becomes publicly known and (ii) on or following the date on which such fully-financed all-cash Acquisition Proposal, announcement or intention is or becomes publicly known, (A) this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b) and if terminated by Parent or Merger Subsidiary, such termination shall be prior to the Closing Date, and within 6 months after such termination, the Company either enters into a definitive agreement with respect to, or consummates, an Acquisition Transaction or (B) this Agreement is terminated (x) by the Company pursuant to
Section 7.01(d) or (y) by Parent pursuant to Section 7.01(e), or (z) as a result of the failure of the Company to satisfy any one of the conditions set forth in paragraphs (iii) or (vii) of Annex A, then, subject to subsection (c) of this
Section 7.02, the Company (p) shall promptly, but in no event later than two business days after the date of such termination if terminated by Parent or Merger Subsidiary and simultaneously with such termination if terminated by Company (except as otherwise provided in the proviso to this sentence) in the case of a termination pursuant to clause (B) and on the next business day after either a definitive agreement with respect to an Acquisition Transaction is executed or an Acquisition Transaction is consummated in the case of a termination pursuant to clause (A), pay Parent a termination fee of $8.0 million in cash payable by wire transfer of same day funds, and (q) shall promptly, but in no event later than two business days after being notified of such by Parent, pay all of the documented out-of-pocket third party charges and expenses reasonably incurred by Parent or Merger Subsidiary in connection with this Agreement and the Stockholders Agreement and the transactions contemplated by this Agreement and the Stockholders Agreement, including, without limitation, fees and expenses of accountants, attorneys and financial advisors, up to a maximum of $1,500,000, in the aggregate. The Company acknowledges that the agreements contained in this Section 7.02(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 7.02, and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a binding nonappealable judgment rendered by a court of competent jurisdiction against the Company for the fee set forth in this paragraph (b) the Company shall pay to Parent or Merger Subsidiary its reasonable costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

          (c) Parent agrees that the payment provided for in paragraph (b) of this Section shall be the sole and exclusive remedy of Parent upon termination of this Agreement pursuant to Sections 7.01(b), 7.01 (d) or 7.01(e) and such remedy shall be limited to the aggregate of the sums stipulated in paragraph (b) of this Section. Except as contemplated by the immediately preceding sentence, nothing herein shall relieve any party from liability for the willful and knowing breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. In no event shall the Company be required to pay to Parent more than one termination fee pursuant to this Section.

          Section 7.03.  Amendment. To the extent permitted by applicable law,
                         ---------
this Agreement may be amended by the parties at any time before or after approval of this Agreement by the stockholders of the Company; provided, however, that after any such stockholder approval, no amendment shall be made which by law requires further approval of the Company's stockholders without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          Section 7.04.  Extension; Waiver. At any time prior to the Effective
                         -----------------
Time, a party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto by any other party or (c) subject to Section 7.03, waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

          Section 7.05.  Procedure for Termination, Extension or Waiver.
                         ----------------------------------------------
A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section
7.04 in order to be effective shall require, in the case of Parent or the Company, action by its Board of Directors or, with respect to any amendment of this Agreement, a duly authorized committee of its Board of Directors.

                                   ARTICLE 8


                                 MISCELLANEOUS

          Section 8.01.  Non-Survival of Representations and Warranties. None of
                         ----------------------------------------------
the representations and warranties made in this Agreement or in any instrument delivered pursuant to this Agreement shall survive after the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time.

          Section 8.02.  Entire Agreement; Assignment. This Agreement (including
                         ----------------------------
the Company Disclosure Schedule and the Parent Disclosure Schedule), the Stockholder Agreement and, to the extent contemplated in Section 5.03(b), the Confidentiality Agreement, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, provided, however, that Parent or Merger Subsidiary may assign any of their rights and obligations to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment shall relieve Parent or Merger Subsidiary of its obligations hereunder. Any of Parent, Merger Subsidiary or any direct or indirect wholly-owned subsidiary of Parent may purchase Shares under the Offer.

          Section 8.03.  Validity. The invalidity or unenforceability of any
                         --------
provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

          Section 8.04.  Notices. All notices, requests, claims, demands and
                         -------
other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile transmission with confirmation of receipt, by overnight courier (with delivery confirmed), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

          (a) To Parent or the Merger Subsidiary:

          Merck & Co., Inc.
          One Merck Drive
          P.O. Box 100 W53AB-05
          Whitehouse Station, NJ  08889
          Attention: Celia A. Colbert
          Assistant General Counsel and
          Secretary
          Fax:  (908) 735-1246

          With a copy to:

          Fried, Frank, Harris, Shriver
           & Jacobson
          One New York Plaza
          New York, New York  10004
          Attention:  Gary P. Cooperstein, Esq.
          Facsimile:  (212) 859-4000

          (b)  if to the Company:

          ProVantage Health Services, Inc.
          N19 W24130 Riverwood Dr.,
          Waukesha, WI  53188
          Attention:  Jeffrey A. Jones
          President and Chief Executive Officer
          Fax:  (262) 312-3858

          With a copy to:

          Foley & Lardner
          777 East Wisconsin Avenue
          Milwaukee, Wisconsin 53202
          Attention:  Jay O. Rothman, Esq.

          Fax: (414) 297-4900

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

          Section 8.05.  Governing Law. This Agreement shall be governed by and
                         -------------
construed in accordance with the laws of the State of Delaware.

          Section 8.06. Jurisdiction. Any suit, action or proceeding seeking to
                        ------------
enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought against any of the parties in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 8.04, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

          Section 8.07.  Descriptive Headings. The descriptive headings herein
                         --------------------
are inserted for convenience of reference only and shall not constitute a part of or affect the meaning or interpretation of this Agreement.

          Section 8.08.  Parties in Interest. This Agreement shall be binding
                         -------------------
upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Sections 2.10, 5.05 and 5.06 (which are intended to be for the benefit of the Persons entitled to therein, and may be enforced by such Persons).

          Section 8.09.  Counterparts. This Agreement may be executed in two or
                         ------------
more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          Section 8.10.  Fees and Expenses. Subject to Section 7.02, all fees,
                         -----------------
costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated.

          Section 8.11.  Enforcement of Agreement. The parties hereto agree that
                         ------------------------
money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

          Section 8.12.  Waiver of Jury Trial. To the extent permitted by
                         --------------------
applicable law, the parties hereby irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

          Section 8.13.  Certain Definitions. For purposes of this Agreement
                         -------------------
(including Annex A hereto), the following terms shall have the meanings ascribed to them below:

          (a) "affiliate" of a Person shall mean (i) a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person and (ii) an "associate", as that term is defined in Rule 12b-2 promulgated under the Exchange Act as in effect on the date of this Agreement.

          (b) "control" (including the terms "controlling", "controlled by" and "under common control with" or correlative terms) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

          (c) "fully diluted" in reference to the Shares means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities.

          (d) "knowledge" shall mean the actual knowledge of the executive officers of the Company after reasonable investigation, including consultation with the principal executive officers of each of the operating Subsidiaries.

          (e) "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

          (f) "Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

          (g) "subsidiary" shall mean, when used with reference to a Person means a corporation (or other entity) the majority of the outstanding voting securities (or equity interests) of which are owned directly or indirectly by such Person.

          (h) "Subsidiary" shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company.

          (i) "Taxes" means any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, employment, payroll, premium, value added, property or windfall profits taxes, environmental transfer taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.

          (j) "Tax Return" means any return, report or statement required to be filed with any governmental authority with respect to Taxes.

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officer thereunto duly authorized, on the day and year first above written.

                              MERCK & CO., INC.


                              By:  /s/  Judy C. Lewent
                                   --------------------
                                    Name:   Judy C. Lewent
                                    Title:  Senior Vice President and
                                            Chief Financial Officer


                              PV ACQUISITION CORP.


                              By:  /s/  Judy C. Lewent
                                   -------------------
                                    Name:  Judy C. Lewent
                                    Title: President


                              PROVANTAGE HEALTH SERVICES, INC.


                              By:  /s/  Jeffrey A. Jones
                                   ---------------------
                                    Name:  Jeffrey A. Jones
                                    Title: President and Chief Executive
                                           Officer

                                                                         ANNEX A
                                                                         -------

                            CONDITIONS TO THE OFFER

          The capitalized terms used in this Annex A have the meanings set forth in the attached Agreement, except that the term "the Agreement" shall be deemed to refer to the attached Agreement. Notwithstanding any other provision of the Offer, Merger Subsidiary shall not be obligated to accept for payment or pay for, subject to Rule 14e-l(c) of the Exchange Act, any Shares, not theretofore accepted for payment and may terminate or amend the Offer if (a) that number of Shares, which would represent at least a majority of the Shares entitled to vote that are outstanding on a fully diluted basis after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into or exchangeable for Shares or such voting securities, shall not have been validly tendered and not withdrawn immediately prior to the expiration of the Offer (the "Minimum Tender Condition"), (b) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (c) prior to the expiration of the Offer (immediately prior to the Offer in the case of clause (viii)), any of the following conditions exist or shall occur:

               (i) there shall have been entered, enforced or issued by any Governmental Entity any final non-appealable judgment, order, injunction or decree, (A) which makes illegal, restrains or prohibits the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent or Merger Subsidiary, or the consummation of the Merger, or (B) which imposes limitations on the ability of Parent or Merger Subsidiary or their respective affiliates to exercise full rights of ownership of, any Shares accepted for payment pursuant to the Offer including, without limitation, the right to vote the Shares accepted for payment by it on all matters properly presented to the stockholders of the Company or (C) which prohibits or imposes any material limitation on Parent's, Merger Subsidiary's or any of their respective affiliates' ownership or operation of all or any material portion of the business or assets of the Company and its Subsidiaries taken as a whole or Parent and its Subsidiaries taken as a whole except as contemplated by clause (b)(2) of Section 5.04(b) of the Merger Agreement (as limited by proviso (ii) of clause (b)(2) of such Section 5.04(b));

               (ii) there shall have been any pending action, litigation or proceeding brought by any Governmental Entity or any action, litigation or proceeding threatened in writing by the FTC seeking to achieve any of the consequences referred to in clauses (A) through (C) of paragraph (i) above; provided, however, Parent may not terminate the Agreement as a result of the failure to satisfy this condition prior to December 31, 2000; and further provided, however, that Parent shall comply with its obligations under Section 5.04 of the Agreement;

               (iii) the Company's Board of Directors shall have modified or amended its recommendation of the Offer in any manner adverse to Parent or Merger Subsidiary or shall have withdrawn its recommendation of the Offer or shall have recommended acceptance of any Acquisition Proposal or shall have failed to reconfirm its recommendation of the Offer within four business days after a written request by Parent to do so, or shall have resolved to do any of the foregoing; or

               (iv) (A) the representations and warranties of the Company set forth in this Agreement shall have failed to be true and correct as of the date of this Agreement and as of the consummation of the Offer (except for those representations and warranties made as of a specific date, which shall have failed to be true and correct as of such date), considered without regard to any qualification by, or references to, "material," "in all material respects" or "Company Material Adverse Effect," except for such failures of such representations and warranties to be true and correct that individually or in the aggregate, do not have a Company Material Adverse Effect and except for General Changes or Transaction Changes or (B) the Company shall have breached or failed to comply in any material respect with any of its material obligations, covenants or agreements under the Agreement and any such breach or failure shall not have been substantially cured by the Company within five business days after Parent provides written notice to the Company of such breach or failure;

               (v) the Merger Agreement shall have been terminated in accordance with its terms;

               (vi) there shall have occurred any event which could reasonably be expected to have a Company Material Adverse Effect, except for General Changes or Transaction Changes;

               (vii) any corporation, entity, "group" or "person" (as defined in the Exchange Act), other than Parent, Merger Sub, or the shareholder that is party to the Stockholder Agreement (so long as such shareholder does not breach any of the provisions of the Stockholder Agreement), shall have acquired beneficial ownership of more than 25% of the outstanding Shares;

               (viii) there shall exist (A) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over the counter market in the United States (other than shortening of trading hours or any trading halt resulting from a specified increase or decrease in a market index), (B) a declaration of any banking moratorium by federal or state authorities or any suspension of payments in respect of banks or any limitation (whether or not mandatory) imposed by federal or state authorities on the extension of credit by lending institutions in the United States, or (C) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

               (ix) any provision in the Side Letter or Affiliate Agreements shall have been amended, terminated, modified or waived in a manner not contemplated by the Side Letter; or

               (x) subject to the ability of the Majority Stockholder to timely cure any shortfall in Company Net Working Capital pursuant to Section 5.13(c) or (d) of the Merger Agreement, Company Net Working Capital on the last day of the Company Fiscal Period immediately preceding the scheduled expiration of the Offer shall be less than $55.0 million.

which, in the reasonable good faith judgment of Parent and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment, purchase of, or payment for Shares. The failure by Parent or Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                      -3-